As filed with the Securities and Exchange Commission on May 17, 2010
Reg. No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

eMagin Corporation
(Exact name of registrant as specified in its charter)

Delaware	56-1764501
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification No.)

AMENDED AND RESTATED 2003 EMPLOYEE STOCK OPTION PLAN
2008 INCENTIVE STOCK PLAN
(full title of plans)

Andrew Sculley, Chief Executive Officer
3006 Northup Way, Suite 103
 Bellevue WA 98004
(Name and address of agent for service)

(425)  284-5200
 (Telephone number, including area code, of agent for service)

Copies to:

Richard A. Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Fl.
New York, NY 10006
(212) 930-9700
(212) 930-9725 (fax)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered		Proposed Maximum Offering Price Per Security *	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	3,325,369	(1)	$3.11	$10,341,898	$737.38

Total				$10,341,898	$737.38	(2)

* Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the high and the low price on the over the counter bulletin board of $3.11, on May 11, 2010.

(1)	Issuable pursuant to the Amended and Restated 2003 Employee Stock Option Plan.

(2)
Pursuant to Rule 429 promulgated under the Securities Act of 1933, the amount of registration fees does not include the $42.44 previously paid to the Securities and Exchange Commission relating to 2,000,000 shares of Common Stock previously registered pursuant to Registration Statement No. 333-156976.

Note regarding Combined Prospectus and Registration:

This Registration Statement on Form S-8 contains a combined prospectus pursuant to Rule 429 of Regulation C of the Securities Act with respect to the following previously filed Registration Statement:

Registration Statement on Form S-8, filed January 27, 2009, as amended, SEC File No. 333-156976.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed in order to register 3,325,369 additional shares of common stock, $0.001 par value per share, of eMagin Corporation, underlying options to various employees, non-employee directors and consultants, with respect to a currently effective Registration Statement on Form S-8 relating to its Amended and Restated 2003 Employee Stock Option Plan. The contents of the Registration Statement on Form S-8 as filed on December 9, 2003, May 26, 2006, and October 15, 2007, respectively, Registration No. 333-111011, 333-134526, and 333-146713, respectively, are incorporated by reference into this Registration Statement.

In addition, the Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of up to an aggregate of 1,568,412 shares of our common stock, issuable upon exercise of options under our Amended and Restated 2003 Employee Stock Option Plan, and  910,000 shares of our common stock, issuable upon exercise of options under our 2008 Incentive Stock Plan.

Part I

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice by contacting:

Andrew Sculley
 Chief Executive Officer
eMagin Corporation
3006 Northup Way, Suite 103
 Bellevue WA 98004
(425) 284-5200

 PROSPECTUS

eMAGIN CORPORATION

2,478,412 Shares of Common Stock

This reoffer prospectus relates to an aggregate of 2,478,412 shares of our common stock, par value $0.001 per share, including 1,568,412 shares which are issuable upon the exercise of options issued to the selling stockholders pursuant to our Amended and Restated 2003 Employee Stock Option Plan, and 910,000 shares which are issuable upon the exercise of options issued to the selling stockholders pursuant to our 2008 Incentive Stock Plan. After the selling shareholders exercise their stock options, it is anticipated that the selling shareholders will offer common shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. We will receive no part of the proceeds from sales made under this reoffer prospectus, but will receive proceeds from the exercise of the options. The selling shareholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling shareholders will be borne by us.

This reoffer prospectus has been prepared for the purposes of registering the common shares under the Securities Act to allow for future sales by selling shareholders on a continuous or delayed basis to the public without restriction.

The selling shareholders and any brokers executing selling orders on their behalf may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Our common stock is traded on the OTC Bulletin Board under the symbol "EMAN.OB." On May 11, 2010, the closing bid price of our common stock on such market was $3.10 per share.

Investing in our common stock involves risks. See "Risk Factors" on page 8 of this reoffer prospectus. These are speculative securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 17, 2010.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

PROSPECTUS SUMMARY

Overview and Recent Developments

We design, develop, manufacture, and market OLED (organic light emitting diode) on silicon microdisplays, virtual imaging products which utilize OLED microdisplays, and related products. We also perform research in the OLED field. Our virtual imaging products integrate OLED technology with silicon chips to produce high-resolution microdisplays smaller than one-inch diagonally which, when viewed through a magnifier, create virtual images that appear comparable in size to that of a computer monitor or a large-screen television. Our products enable our original equipment manufacturer (“OEM”) customers to develop and market improved or new electronic products. We believe that virtual imaging will become an important way for increasingly mobile people to have quick access to high resolution data, work, and experience new more immersive forms of communications and entertainment.

Our first commercial product, the SVGA+ (Super Video Graphics Array of 800x600 picture elements plus 52 added columns of data) OLED microdisplay was initially offered for sampling in 2001, and our first SVGA-3D (Super Video Graphics Array plus built-in stereovision capability) OLED microdisplay was shipped in early 2002. These products are being applied or considered for near-eye and headset applications in products such as entertainment and gaming headsets, handheld Internet and telecommunication appliances, viewfinders, and wearable computers to be manufactured by OEM customers for military, medical, industrial, and consumer applications. We market our products globally.

In 2006 we introduced our OLED-XL technology, which provides longer luminance half life and enhanced efficiency of eMagin's SVGA+ and SVGA-3D product lines. We are in the process of completing development of 2 additional OLED microdisplays, namely the SVGA 3DS (SVGA 3D shrink, a smaller format SVGA display with a new cell architecture with embedded features) and an SXGA (1280 x 1024 picture elements).

In January 2005 we announced the world's first personal display system to combine OLED technology with head-tracking and 3D stereovision, the Z800 3DVisor(tm), which was first shipped in mid-2005. This product was recognized as a Digital Living Class of 2005 Innovators, and received the Consumer Electronics Association’s coveted Consumer Electronics Show (CES) 2006 Best of Innovation Awards for the entire display category as well as a Design and Innovations Award for the electronic gaming category. In February 2007 the Z800 3DVisor, as integrated in Chatten Associates’ head-aimed remote viewer, was recognized as one of Advanced Imaging's Solutions of the Year.

We believe that our OLED microdisplays offer a number of significant advantages over the more widely used liquid crystal displays, including greatly increased power efficiency, less weight and wider viewing angles. Using our active matrix OLED technology, many computer and electronic system functions can be built directly into the OLED microdisplay, resulting in compact, high resolution, power efficient systems. We have developed our own intellectual property and accumulated over 6 years of manufacturing know-how to create high performance OLED microdisplays.

As the first to exploit OLED technology for microdisplays, and with the support of our partners and the development of our intellectual property, we believe that we enjoy a significant advantage in the commercialization of microdisplays for virtual imaging. We believe we are currently the only company to sell active matrix small molecule OLED-on-silicon microdisplays.

eMagin Corporation was created through the merger of Fashion Dynamics Corporation ("FDC"), which was organized on January 23, 1996 under the laws of the State of Nevada and FED Corporation ("FED"), a developer and manufacturer of optical systems and microdisplays for use in the electronics industry. FDC had no active business operations other than to acquire an interest in a business. On March 16, 2000, FDC acquired FED. The merged company changed its name to eMagin Corporation. Following the merger, the business conducted by eMagin is the business conducted by FED prior to the merger.

Our website is located at www.emagin.com and our e-commerce site is www.3dvisor.com. The contents of our website are not part of this Prospectus.

This Offering

Shares of common stock outstanding prior to this offering	19,668,835 (1)

Shares of common stock
offered pursuant to this prospectus	2,478,412

Shares of common stock to be outstanding after the offering	22,147,247 (2)

Use of proceeds
We will not receive any proceeds from the sale of the shares of common stock offered in this prospectus.   If, and to the extent that, options are exercised, we will receive the exercise price of the options.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 8.

Over-The Counter Bulletin Board Stock Exchange Symbol	EMAN.OB

(1)	As of April 30, 2010. Does not include shares of common stock issuable upon exercise of outstanding options or warrants and upon conversion of convertible preferred stock.

(2)	Assumes that all options, the underlying shares of which are registered herein, are exercised and sold.

RISK FACTORS

You should carefully consider the following risk factors and the other information included herein as well as the information included in other reports and filings made with the SEC before investing in our common stock. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

RISKS RELATED TO OUR FINANCIAL RESULTS

We have had losses in the past and may incur losses in the future.

Our accumulated deficit is approximately $197 million as of December 31, 2009.  We have achieved profitability on a full year basis in 2009. We can give no assurances that we will continue to be profitable in the future. We cannot assure investors that we will sustain profitability or that we will not incur operating losses in the future.

We may not be able to execute our business plan due to a lack of cash from operations.

Prior to April 2008, we had not produced positive cash flows from operations. However, we have generated positive cash flows the past 7 quarters. We anticipate that our cash from operations will be sufficient to meet our requirements over the next twelve months.  In the event that cash flow from operations is less than anticipated and we are unable to secure additional funding to cover our expenses, in order to preserve cash, we may have to reduce expenditures and effect reductions in our corporate infrastructure, either of which could have a material adverse effect on our ability to continue our current level of operations. No assurance can be given that if additional financing is necessary, it will be available, or if available, will be on acceptable terms.

Our operating results have significant fluctuations.

In addition to the variability resulting from the short-term nature of commitments from our customers, other factors contribute to significant periodic quarterly fluctuations in results of operations. These factors include, but are not limited to, the following:

•	the receipt and timing of orders and the timing of delivery of orders;
•	the inability to adjust expense levels or delays in adjusting expense levels, in either case in response to lower than expected revenues or gross margins;
•	the volume of orders relative to our manufacturing capacity;
•	product introductions and market acceptance of new products or new generations of products;
•	changes in cost and availability of labor and components;
•	product mix;
•	variation in operating expenses; regulatory requirements, foreign currency fluctuations and changes in duties and tariffs;
•	pricing and availability of competitive products and services; and
•	changes, whether or not anticipated, in economic conditions.

Accordingly, the results of any past periods should not be relied upon as an indication of our future performance.

RISKS RELATED TO MANUFACTURING

The manufacture of active matrix OLED microdisplays is new and could result in manufacturing issues or delays.

Ours is an evolving technology and we are pioneers in this active matrix OLED microdisplay manufacturing technique. We cannot assure you that we will be able to produce our products in sufficient quantity and quality to maintain existing customers and attract new customers. In addition, we cannot assure you that we will not experience manufacturing problems which could result in delays in delivery of orders or product introductions.

We are dependent on a single manufacturing line.

We currently manufacture our products on a single manufacturing line. If we experience any significant disruption in the operation of our manufacturing facility or a serious failure of a critical piece of equipment, we may be unable to supply microdisplays to our customers. For this reason, some OEMs may also be reluctant to commit a broad line of products to our microdisplays without a second production facility in place. However, we try to maintain product inventory to fill the requirements under such circumstances. Interruptions in our manufacturing could be caused by manufacturing equipment problems, the introduction of new equipment into the manufacturing process or delays in the delivery of new manufacturing equipment. Lead-time for delivery of manufacturing equipment can be extensive. No assurance can be given that we will not lose potential sales or be unable to meet production orders due to production interruptions in our manufacturing line. In order to meet the requirements of certain OEMs for multiple manufacturing sites, we will have to expend capital to secure additional sites and may not be able to manage multiple sites successfully.

We rely on key sole source and limited source suppliers.

We depend on a number of sole source or limited source suppliers for certain raw materials, components, and services. These include circuit boards, graphic integrated circuits, passive components, materials and chemicals, and equipment support.  We maintain several single-source supplier relationships, either because alternative sources are not available or because the relationship is advantageous due to performance, quality, support, delivery, capacity, or price considerations. Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could be detrimental to operating results. We do not manufacture the silicon integrated circuits on which we incorporate our OLED technology. Instead, we provide the design layouts to a sole semiconductor contract manufacturer who manufactures the integrated circuits on silicon wafers. Our inability to obtain sufficient quantities of components and other materials or services on a timely basis could result in manufacturing delays, increased costs and ultimately in reduced or delayed sales or lost orders which could materially and adversely affect our operating results.

Our results of operations, financial condition, and business would be harmed if we were unable to balance customer demand and capacity.

As customer demand for our products, particularly new products, changes we must be able to ramp up or adjust our production capacity to meet demand. We are continually taking steps to address our manufacturing capacity needs for our products. If we are not able to increase our capacity or if we increase our capacity too quickly, our business and results of operations could be adversely impacted. If we experience delays or unforeseen costs associated with adjusting our capacity levels, we may not be able to achieve our financial targets. For some of our products, vendor lead times exceed our customers’ required delivery time causing us to order to forecast rather than order based on actual demand. Ordering raw material and building finished goods based on forecasts exposes us to numerous risks including potential inability to service customer demand in an acceptable timeframe, holding excess inventory or having unabsorbed manufacturing overhead.

Variations in our production yields impact our ability to reduce costs and could cause our margins to decline and our operating results to suffer.

All of our products are manufactured using technologies that are highly complex. The number of usable items, or yield, from our production processes may fluctuate as a result of many factors, including but not limited to the following:

•	variability in our process repeatability and control;
•	contamination of the manufacturing environment or equipment;
•	equipment failure, power outages, or variations in the manufacturing process;
•	lack of consistency and adequate quality and quantity of piece parts and other raw materials;
•	defects in packaging either within or without our control; and
•	any transitions or changes in our production process, planned or unplanned.

We could experience manufacturing interruptions, delays, or inefficiencies if we are unable to timely and reliably procure components from single-sourced suppliers.

We maintain several single-source supplier relationships, either because alternative sources are not available or because the relationship is advantageous due to performance, quality, support, delivery, capacity, or price considerations.  If the supply of a critical single-source material or component is delayed or curtailed, we may not be able to ship the related product in desired quantities and in a timely manner.  Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could harm operating results.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

We may not be successful in protecting our intellectual property and proprietary rights.

We rely on a combination of patents, trade secret protection, licensing agreements and other arrangements to establish and protect our proprietary technologies. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Patents may not be issued for our current patent applications, third parties may challenge, invalidate or circumvent any patent issued to us, unauthorized parties could obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights, rights granted under patents issued to us may not afford us any competitive advantage, others may independently develop similar technology or design around our patents, and protection of our intellectual property rights may be limited in certain foreign countries. On April 30, 2007, the U.S. Supreme Court, in KSR International Co. vs. Teleflex, Inc., mandated a more expansive and flexible approach towards a determination as to whether a patent is obvious and invalid, which may make it more difficult for patent holders to secure or maintain existing patents. Any future infringement or other claims or prosecutions related to our intellectual property could have a material adverse effect on our business. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. Protection of intellectual property has historically been a large yearly expense for eMagin. We have not been in a financial position to properly protect all of our intellectual property, and may not be in a position to properly protect our position or stay ahead of competition in new research and the protecting of the resulting intellectual property.

In addition to patent protection, we also rely on trade secrets and other non-patented proprietary information relating to our product development and manufacturing activities. We try to protect this information through appropriate efforts to maintain its secrecy, including requiring employees and third parties to sign confidentiality agreements. We cannot be sure that these efforts will be successful or that the confidentiality agreements will not be breached. We also cannot be sure that we would have adequate remedies for any breach of such agreements or other misappropriation of our trade secrets or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

RISKS RELATED TO THE MICRODISPLAY INDUSTRY

The commercial success of the microdisplay industry depends on the widespread market acceptance of microdisplay systems products.

The market for microdisplays is emerging. Our success will depend on consumer acceptance of microdisplays as well as the success of the commercialization of the microdisplay market. As an OEM supplier, our customer's products must also be well accepted. At present, it is difficult to assess or predict with any assurance the potential size, timing and viability of market opportunities for our technology in this market.

The microdisplay systems business is intensely competitive.

We do business in intensely competitive markets that are characterized by rapid technological change, changes in market requirements and competition from both other suppliers and our potential OEM customers. Such markets are typically characterized by price erosion. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share. Our ability to compete successfully will depend on a number of factors, both within and outside our control. We expect these factors to include the following:

•	our success in designing, manufacturing and delivering expected new products, including those implementing new technologies on a timely basis;
•	our ability to address the needs of our customers and the quality of our customer services;
•	the quality, performance, reliability, features, ease of use and pricing of our products;
•	successful expansion of our manufacturing capabilities;
•	our efficiency of production, and ability to manufacture and ship products on time;
•	the rate at which original equipment manufacturing customers incorporate our product solutions into their own products;
•	the market acceptance of our customers' products; and
•	product or technology introductions by our competitors.

Our competitive position could be damaged if one or more potential OEM customers decide to manufacture their own microdisplays, using OLED or alternate technologies. In addition, our customers may be reluctant to rely on a relatively small company such as eMagin for a critical component. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

The display industry may be cyclical.

Our business strategy is dependent on OEM manufacturers building and selling products that incorporate our OLED displays as components into those products. Industry-wide fluctuations could cause significant harm to our business. The OLED microdisplay sector may experience overcapacity, if and when all of the facilities presently in the planning stage come on line, leading to a difficult market in which to sell our products.

Our competitors have many advantages over us.

As the microdisplay market develops, we expect to experience intense competition from numerous domestic and foreign companies including well-established corporations possessing worldwide manufacturing and production facilities, greater name recognition, larger retail bases and significantly greater financial, technical, and marketing resources than us, as well as from emerging companies attempting to obtain a share of the various markets in which our microdisplay products have the potential to compete. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

Our products are subject to lengthy OEM development periods.

We sell most of our microdisplays to OEMs who will incorporate them into products they sell. OEMs determine during their product development phase whether they will incorporate our products. The time elapsed between initial sampling of our products by OEMs, the custom design of our products to meet specific OEM product requirements, and the ultimate incorporation of our products into OEM consumer products is significant often with a duration of between one and three years. If our products fail to meet our OEM customers' cost, performance or technical requirements or if unexpected technical challenges arise in the integration of our products into OEM consumer products, our operating results could be significantly and adversely affected. Long delays in achieving customer qualification and incorporation of our products could adversely affect our business.

Our products will likely experience rapidly declining unit prices.

In the markets in which we expect to compete, prices of established products tend to decline significantly over time. In order to maintain our profit margins over the long term, we believe that we will need to continuously develop product enhancements and new technologies that will either slow price declines of our products or reduce the cost of producing and delivering our products. While we anticipate many opportunities to reduce production costs over time, there can be no assurance that these cost reduction plans will be successful, that we will have the resources to fund the expenditures necessary to implement certain cost-saving measures, or that our costs can be reduced as quickly as any reduction in unit prices. We may also attempt to offset the anticipated decrease in our average selling price by introducing new products, increasing our sales volumes or adjusting our product mix. If we fail to do so, our results of operations would be materially and adversely affected.

RISKS RELATED TO OUR BUSINESS

Our success depends on attracting and retaining highly skilled and qualified technical and consulting personnel.

We must hire highly skilled technical personnel as employees and as independent contractors in order to develop our products. The competition for skilled technical employees is intense and we may not be able to retain or recruit such personnel. We must compete with companies that possess greater financial and other resources than we do, and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of attracting and retaining new personnel may have a materially adverse affect on our business and our operating results.

Our success depends in a large part on the continuing service of key personnel.

Changes in management could have an adverse effect on our business. We are dependent upon the active participation of several key management personnel and will also need to recruit additional management in order to expand according to our business plan. The failure to attract and retain additional management or personnel could have a material adverse effect on our operating results and financial performance.

Our operating results are substantially dependent on the development and acceptance of new products and technology innovations.

Our future success may depend on our ability to develop new and lower cost solutions for existing and new markets and for customers to accept those solutions. We must introduce new products in a timely and cost-efficient manner, and we must secure production orders for those products from our customers. The development of new products is a highly complex process, and we historically have experienced delays in completing the development and introduction of new products. Some or all of those technologies or products may not successfully make the transition from the research and development lab. Even when we successfully complete a research and development effort with respect to a particular product or technology, it may fail to gain market acceptance.  The successful development and introduction of these products depends on a number of factors, including the following:

•	achievement of technology breakthroughs required to make commercially viable devices;
•	the accuracy of our predictions of market requirements;
•	acceptance of our new product designs;
•	acceptance of new technology in certain markets;
•	the availability of qualified research and development and product development personnel;
•	our timely completion of product designs and development;
•	our ability and available resources to expand sales;
•	our ability to develop repeatable processes to manufacture new products in sufficient quantities and at low enough costs for commercial sales;
•	our customers’ ability to develop competitive products incorporating our products; and
•	acceptance of our customers’ products by the market.

If any of these or other factors become problematic, we may not be able to develop and introduce these new products in a timely or cost-effective manner.

If government agencies discontinue or curtail their funding for our research and development programs our business may suffer.

Changes in federal budget priorities could adversely affect our contract revenue. Historically, government agencies have funded a significant part of our research and development activities. When the government changes budget priorities, such as in time of war or for other reasons, our funding has the risk of being redirected to other programs. Government contracts are also subject to the risk that the government agency may not appropriate and allocate all funding contemplated by the contract. In addition our government contracts generally permit the contracting authority to terminate the contract for the convenience of the government. The full value of the contracts would not be realized if they were prematurely terminated. We may be unable to incur sufficient allowable costs to generate the full estimated contract values. Furthermore, the research and development and product procurement contracts of the customers we supply may be similarly impacted. If the government funding is discontinued or reduced, our ability to develop or enhance products could be limited and our business results or operations and financial conditions could be adversely affected.

Our business depends on new products and technologies.

The market for our products is characterized by rapid changes in product, design and manufacturing process technologies. Our success depends to a large extent on our ability to develop and manufacture new products and technologies to match the varying requirements of different customers in order to establish a competitive position and become profitable. Furthermore, we must adopt our products and processes to technological changes and emerging industry standards and practices on a cost-effective and timely basis. Our failure to accomplish any of the above could harm our business and operating results.

We generally do not have long-term contracts with our customers.

Our business has primarily operated on the basis of short-term purchase orders.  We receive some longer term purchase agreements, and procurement contracts, but we cannot guarantee that we will continue to do so. Our current purchase agreements can be cancelled or revised without penalty, depending on the circumstances. We plan production primarily on the basis of internally generated forecasts of demand based on communications with customers, and available industry data which makes it difficult to accurately forecast revenues. If we fail to accurately forecast operating results, our business may suffer and the value of your investment in eMagin may decline.

Our business strategy may fail if we cannot continue to form strategic relationships with companies that manufacture and use products that could incorporate our active matrix OLED technology.

Our prospects could be significantly affected by our ability to develop strategic alliances with OEMs for incorporation of our active matrix OLED microdisplay technology into their products. While we intend to continue to establish strategic relationships with manufacturers of electronic consumer products, personal computers, chipmakers, lens makers, equipment makers, material suppliers and/or systems assemblers, there is no assurance that we will be able to continue to establish and maintain strategic relationships on commercially acceptable terms, or that the alliances we do enter in to will realize their objectives. Failure to do so could have a material adverse effect on our business.

Our business depends to some extent on international transactions.

We purchase needed materials from companies located abroad and may be adversely affected by political and currency risk, as well as the additional costs of doing business with foreign entities. Some customers in other countries have longer receivable periods or warranty periods. In addition, many of the foreign OEMs that are the most likely long-term purchasers of our microdisplays expose us to additional political and currency risk. We may find it necessary to locate manufacturing facilities abroad to be closer to our customers which could expose us to various risks, including management of a multi-national organization, the complexities of complying with foreign laws and customs, political instability and the complexities of taxation in multiple jurisdictions.

Our business may expose us to product liability claims.

Our business may expose us to potential product liability claims. Although no such claims have been brought against us to date, and to our knowledge no such claim is threatened or likely, we may face liability to product users for damages resulting from the faulty design or manufacture of our products. While we plan to maintain product liability insurance coverage, there can be no assurance that product liability claims will not exceed coverage limits, fall outside the scope of such coverage, or that such insurance will continue to be available at commercially reasonable rates, if at all.

Our business is subject to environmental regulations and possible liability arising from potential employee claims of exposure to harmful substances used in the development and manufacture of our products.

We are subject to various governmental regulations related to toxic, volatile, experimental and other hazardous chemicals used in our design and manufacturing process. Our failure to comply with these regulations could result in the imposition of fines or in the suspension or cessation of our operations. Compliance with these regulations could require us to acquire costly equipment or to incur other significant expenses. We develop, evaluate and utilize new chemical compounds in the manufacture of our products. While we attempt to ensure that our employees are protected from exposure to hazardous materials, we cannot assure you that potentially harmful exposure will not occur or that we will not be liable to employees as a result.

Current adverse economic conditions may adversely impact our business, operating results and financial condition.

The current economic conditions and market instability may affect our customers and suppliers.  Any adverse financial or economic impact to our customers may impact their ability to pay timely, or result in their inability to pay.  It may also impact their ability to fund future purchases, or increase the sales cycles which could lead to a reduction in revenue and accounts receivable.  Our suppliers may increase their prices or may be unable to supply needed raw materials on a timely basis which could result in our inability to meet customers’ demand or affect our gross margins.  Our suppliers may, also, impose more stringent payment terms on us.  The timing and nature of any recovery in the credit and financial markets remains uncertain, and there can be no assurance that market conditions will improve in the near future or that our results will not be materially and adversely affected.

RISKS RELATED TO OUR STOCK

The substantial number of shares that are or will be eligible for sale could cause our common stock price to decline even if eMagin is successful.

Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of April 30, 2010, we have outstanding common shares of 19,668,835 plus (i) options to purchase 3,363,646 shares, (ii) warrants to purchase 5,024,782 shares and (iii) convertible preferred stock convertible to purchase 7,652,000 shares of common stock.

We have a staggered board of directors and other anti-takeover provisions, which could inhibit potential investors or delay or prevent a change of control that may favor you.

Our Board of Directors is divided into three classes and our Board members are elected for terms that are staggered. This could discourage the efforts by others to obtain control of eMagin. Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

Changes in internal controls or accounting guidance could cause volatility in our stock price.

Guidance regarding implementation and interpretation of the provisions of Section 404 of the Sarbanes-Oxley Act continues to be issued by the standards-setting community.  Smaller reporting companies are subject to the audit of internal controls for the first time in fiscal years that end on or after June 15, 2010.  As a result of the ongoing interpretation of new guidance and the audit testing to be completed in the near future, our internal controls over financial reporting may include an unidentified material weakness which would result in receiving an adverse opinion on our internal controls over financial reporting from our independent registered public accounting firm. This could result in significant additional expenditures responding to the Section 404 internal control audit, heightened regulatory scrutiny and potentially an adverse effect to the price of our stock.

In addition, due to increased regulatory scrutiny surrounding publicly traded companies, the possibility exists that a restatement of past financial results could be necessitated by an alternative interpretation of present accounting guidance and practice. Although management does not currently anticipate that this will occur, a potential result of such interpretation could be an adverse effect on our stock price.

The market price of our common stock may be volatile.

The market price of our common stock has been subject to wide fluctuations. During our four most recently completed fiscal quarters, the closing price of our stock ranged from $0.35 to $1.95 and decreased to a low of $0.35 on March 2, 2009. The market price of our common stock in the future is likely to continue to be subject to wide fluctuations in response to various factors, including, but not limited to, the following:

•	variations in our operating results and financial conditions;
•	actual or anticipated announcements of technical innovations, new product developments, or design wins by us or our competitors;
•	general conditions in the semiconductor and flat panel display industries; and
•	worldwide economic and financial conditions.

In addition, the public stock markets have experienced extreme price and volume fluctuations that have particularly affected the market price for many technology companies and that have often been unrelated to the operating performance of these companies. The broad market fluctuations and other factors may continue to adversely affect the market price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. Among the important factors on which such statements are based are assumptions concerning our ability to obtain additional funding, our ability to compete against our competitors, our ability to integrate our acquisitions and our ability to attract and retain key employees.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares by the selling shareholders pursuant to this prospectus. The 1,083,135 common shares which may be offered pursuant to this reoffer prospectus are issuable upon exercise of options.  If, and to the extent that, options are exercised, we will receive the exercise price of the options. We will receive the amount of the exercise price upon the exercise of the options.  There is no assurance any of the options will be exercised.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus (the "Selling Shareholders") are offering 2,478,412 shares of our common stock, including 1,568,412 shares of our common stock pursuant to our Amended and Restated 2003 Employee Stock Option Plan, and 910,000 shares of our common stock pursuant to our 2008 Incentive Stock Plan. The selling shareholders named in this prospectus were granted the options in consideration of services and such shares are issuable upon exercise of stock options at an exercise price of either $3.69, $1.94, $1.05, $1.18, $1.09, $0.70, $0.81, $1.35, $1.44, or $1.51 per share, depending on the dates of grant, which were April 15, 2010, March 3, 2010, July 13, 2009, July 1, 2009, May 8, 2009, April 1, 2009 and July 24, 2008 ($0.70), June 2, 2008, January 2, 2008, and December 3, 2007, and November 23, 2007,  respectively.

The following table provides, as of April 30, 2010, information regarding the beneficial ownership of our common shares held by each of the selling shareholders, including:

1.	the number of common shares owned by each selling shareholder prior to this offering;

2.	the total number of common shares that are to be offered by each selling shareholder;

3.	the total number of common shares that will be owned by each selling shareholder upon completion of the offering;

4.	the percentage owned by each selling shareholder; and

5.	the identity of the beneficial holder of any entity that owns the common shares.

Information with respect to beneficial ownership is based upon information obtained from the selling shareholders. Information with respect to "Shares Beneficially Owned Prior to the Offering" includes the shares issuable upon exercise of the stock options held by the selling shareholders to the extent these options are exercisable within 60 days of April 30, 2010. Information with respect to "Shares Beneficially Owned After the Offering" assumes the sale of all of the common shares offered by this prospectus and no other purchases or sales of our common shares by the selling shareholders. Except as described below and to our knowledge, the named selling shareholder beneficially owns and has sole voting and investment power over all common shares or rights to these common shares.

Because the selling shareholders may offer all or part of the common shares currently owned which they own pursuant to the offering contemplated by this reoffer prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares that will be held upon termination of this offering. The common shares currently offered by this reoffer prospectus may be offered from time to time by the selling shareholders named below.

Unless otherwise indicated, the shares of common stock that may be sold pursuant to this prospectus are issuable pursuant to our Amended and Restated 2003 Employee Stock Option Plan.

	Shares Beneficially Owned Prior To This Offering (1)		Number of Shares That May Be ReOffered Pursuant to the Prospectus	Shares Beneficially Owned Upon Completion of the Offering (1) (2)
Name of Selling Shareholder	Number	Percent		Number	Percent
Paul Campbell	238,034 (3)	1%	238,034	-	-
Claude Charles	219,400 (4)	1%	207,700	11.700	*
Paul Cronson	635,031 (5)	3%	135,400	499,631	2%
Irwin Engelman	190,076 (6)	1%	185,038	5,038	*
Jack Goldman	233,727 (7)	1%	222,026	11,701	*
Susan Jones	604,707 (8)	3%	25,393	592,010	3%
Thomas Paulsen	292,101 (9)	1%	281,213	10,888	-
Andrew Sculley	346,232 (10)	2%	525,796	-	-
Stephen Seay	177,800 (11)	1%	173,900	3,900	*
Tariq Ali	15,924 (12)	*	9,439	11,204	*
Stephen Barry	18,852(13)	*	9,739	13,982	*
Kulwant Bhangoo	3,059 (14)	*	3,077	1,520	*

Timothy Braun	12,872 (15)	*	5,938	9,903	*
Susan Brownell	6,370 (16)	*	2,968	4,886	*
Sharon Conklin	7,448 (17)	*	4,090	5,403	*
Miguel Corbaton	12,840 (18)	*	9,162	8,259	*
Angela Espinosa	6,254 (19)	*	3,148	4,680	*
Joseph Ficara	8,052 (20)	*	3,248	6,428	*
Paul Gauquie	6,254 (21)	*	3,148	4,680	*
Carol Geoghegan	6,110 (22)	*	2,861	4,679	*
William Humphreys	6,960(23)	*	2,968	5,476	*
Narong Im	6,130 (24)	*	2,875	4,692	*
Jan Kubicek	11,698 (25)	*	5,796	8,800	*
Michael Kurimchak	4,597 (26)	*	3,484	2,855	*
Ngau V. Lam	5,595 (27)	*	3,179	4,005	*
Alex Lat	6,696 (28)	*	3,483	4,954	*
Eric Letterio	6,091 (29)	*	3,047	4,567	*
Ellen MacDonald	6,644 (30)	*	5,035	4,126	*
Dennis Martinez	3,638 (31)	*	3,675	1,800	*
Michael McQueen	31,581 (32)	*	9,708	26,727	*
David Pendergast	2,187 (33)	*	2,934	720	*
Bruce Rogers	14,200 (34)	*	5,851	11,274	*
Harjeet Singh	6,762 (35)	*	3,533	4,995	*
Pam Story	7,634 (36)	*	3,163	6,052	*
Bounthong Thongchampasy	6,500 (37)	*	3,140	4,930	*
Kerry Tice	8,194 (38)	*	6,210	5,089	*
Eduardo Travieso	6,675 (39)	*	3,140	5,105	*
Joshua Vannatter	6,719 (40)	*	3,368	5,035	*
Scott Ziesmer	14,908 (41)	*	7,159	11,328	*
Josephine Zullo	6,522 (42)	*	3,155	4,944	*
Mike Brophy	13,488(43)	*	3,852	11,562	*
Nam Cho	3,628 (44)	*	7,255	-	*
Robert Conroy	31,166 (45)	*	8,491	26,920	*
Amalkumar Ghosh	43,498 (46)	*	18,974	34,011	*
Marie Kauffman	6,276 (47)	*	3,336	4,608	*
Ilyas Khayrullin	22,192 (48)	*	11,197	16,593	*
Olivier Prache	67,600 (49)	*	21,366	56,917	*
Ihor Wacyk	29,498 (50)	*	13,627	22,684	*
Christopher Yelvington	6,532 (51)	*	4,568	4,248	*
Mauricio LaBorde	4,825 (52)	*	6,449	1,600	*
Elizabeth Sergeley	1,090 (53)	*	2,180	-	-
Nicole Paszkiewicz	6,412 (54)	*	3,091	4,866	*
Richard Zinnati	8,311 (55)	*	3,647	6,487	*
Tia Wiser	8,365 (56)	*	4,542	6,094	*
Bruce Ridley	39,565 (57)	*	17,332	30,899	*
Ming Shi	25,312 (58)	*	12,495	19,064	*
Malik Amjad	20,268 (59)	*	11,852	14,342	*
Jeffrey Quay	28,014 (60)	*	8,094	23,967	*
Joel Robinson	12,095 (61)	*	8,069	8,060	*
Scott Schloemer	7,207 (62)	*	3,829	5,292	*
Carol Miller	6,470 (63)	*	2,993	4,973	*
Rachel Brown	3,817 (64)	*	3,873	1,880	*
Dianne Burr	27,843 (65)	*	11,447	22,119	*
John Michael Crahan	3,825 (66)	*	3,889	1,880	*
John Poole	3,064 (67)	*	6,127	-	-
Robert Loyal	17,762 (68)	*	7,572	13,976	*
Ngau Van Lam	5,596(69)	*	3,179	4,006	*
Sitthichai Songtantarak	5,838 (70)	*	4,166	3,755	*

* Less than 1%.

(1)
Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security. The percentages for each Selling Stockholder are calculated based on 19,668,835 shares issued and outstanding as of April 30, 2010, plus any additional shares that the Selling Stockholder is deemed to beneficially own as set forth in the table. The shares offered by this prospectus shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the Selling Stockholders below, provided that this prospectus is amended or supplemented if required by applicable law.

(2)	Assumes that all shares offered will be sold.

(3)
This figure includes 226,667 shares underlying options from the 2008 Incentive Stock Plan.  Does not include shares underlying 124,699 options that will not vest within 60 days of which 113,333 are from the 2008 Stock Incentive Stock Plan.

(4)	This figure includes 90,000 shares underlying options from the 2008 Incentive Stock Plan.

(5)
This figure represents 22,981 shares of common stock owned by Mr. Cronson, 199,583 shares of common stock underlying warrants, 145,800 shares of common stock underlying options of which 50,000 are from the 2008 Incentive Stock Plan, and 266,667 shares of common stock underlying convertible preferred shares held directly and indirectly by Paul Cronson. This includes (i) 12,097 shares of common stock held indirectly by a family member of Paul Cronson; and (ii) 3,783 shares of common stock, 186,666 shares of common stock underlying warrants and 266,667 shares of common stock underlying convertible preferred shares held indirectly by Navacorp III, LLC. Mr. Cronson exercises the sole voting power with respect to the shares held in the name of Navacorp III, LLC.

(6)	This figure includes 75,000 shares underlying options from the 2008 Incentive Stock Plan.

(7)	This figure includes 105,000 shares underlying options from the 2008 Incentive Stock Plan.

(8)
This figure represents shares of common stock owned by Gary Jones and Susan Jones who are married to each other, including (i) 395,268 shares of common stock owned by Gary Jones and 158,792 shares of common stock owned by Susan Jones; and (ii) 50,647 shares of common stock issuable upon exercise of stock options held by Susan Jones.  It does not include shares underlying 12,696 options that will not vest within 60 days.   Mr. and Mrs. Jones disclaim beneficial ownership of 500,000 shares of common stock.

(9)	This figure includes 175,000 shares underlying options from the 2008 Incentive Stock Plan.

(10)	Does not include shares underlying 179,564 options that will not vest within 60 days.

(11)	This figure includes 75,000 shares underlying options from the 2008 Incentive Stock Plan.

(12)	Does not include shares underlying 4,719 options that will not vest within 60 days.

(13)	Does not include shares underlying 8,869 options that will not vest within 60 days.

(14)	Does not include shares underlying 3,818 options that will not vest within 60 days.

(15)	Does not include shares underlying 2,969 options that will not vest within 60 days.

(16)	Does not include shares underlying 1,484 options that will not vest within 60 days.

(17)	Does not include shares underlying 2,045 options that will not vest within 60 days.

(18)	Does not include shares underlying 4,581 options that will not vest within 60 days.

(19)	Does not include shares underlying 2,974 options that will not vest within 60 days.

(20)	Does not include shares underlying 1,624 options that will not vest within 60 days.

(21)	Does not include shares underlying 2,974 options that will not vest within 60 days.

(22)	Does not include shares underlying 2,830 options that will not vest within 60 days.

(23)	Does not include shares underlying 2,184 options that will not vest within 60 days.

(24)	Does not include shares underlying 2,837 options that will not vest within 60 days.

(25)	Does not include shares underlying 2,898 options that will not vest within 60 days.

(26)	Does not include shares underlying 1,742 options that will not vest within 60 days.

(27)	Does not include shares underlying 3,689 options that will not vest within 60 days.

(28)	Does not include shares underlying 3,141 options that will not vest within 60 days.

(29)	Does not include shares underlying 1,978 options that will not vest within 60 days.

(30)	Does not include shares underlying 2,517 options that will not vest within 60 days.

(31)	Does not include shares underlying 4,537 options that will not vest within 60 days.

(32)
This figure represents 11,901 shares of common stock and 19,680 shares of common stock issuable upon exercise of stock options.  It does not include shares underlying 4,854 options that will not vest within 60 days.

(33)	Does not include shares underlying 4,347 options that will not vest within 60 days.

(34)	Does not include shares underlying 2,925 options that will not vest within 60 days.

(35)	Does not include shares underlying 3,166 options that will not vest within 60 days.

(36)	Does not include shares underlying 1,581 options that will not vest within 60 days.

(37)	Does not include shares underlying 2,970 options that will not vest within 60 days.

(38)	Does not include shares underlying 3,105 options that will not vest within 60 days.

(39)	Does not include shares underlying 1,570 options that will not vest within 60 days.

(40)	Does not include shares underlying 1,684 options that will not vest within 60 days.

(41)	Does not include shares underlying 3,579 options that will not vest within 60 days.

(42)	Does not include shares underlying 2,977 options that will not vest within 60 days.

(43)
This figure represents 5,490 shares of common stock and 7,998 shares of common stock issuable upon exercise of stock options.  It does not include shares underlying 1,926 options that will not vest within 60 days.

(44)	Does not include shares underlying 12,627 options that will not vest within 60 days.

(45)
This figure represents 12,766 shares of common stock and 18,400 shares of common stock issuable upon exercise of stock options.  It does not include shares underlying 4,245options that will not vest within 60 days.

(46)	Does not include shares underlying 9,487 options that will not vest within 60 days.

(47)	Does not include shares underlying 4,068 options that will not vest within 60 days.

(48)	Does not include shares underlying 7,223 options that will not vest within 60 days.

(49)
This figure represents 189 shares of common stock, 14,718 shares of common stock underlying warrants, and 52,693 shares of common stock underlying options. It does not include shares underlying 10,683 options that will not vest within 60 days.

(50)	Does not include shares underlying 6,813 options that will not vest within 60 days.

(51)	Does not include shares underlying 2,284 options that will not vest within 60 days.

(52)	Does not include shares underlying 9,624 options that will not vest within 60 days.

(53)	Does not include shares underlying 1,090 options that will not vest within 60 days.

(54)	Does not include shares underlying 1,545 options that will not vest within 60 days.

(55)	Does not include shares underlying 2,623 options that will not vest within 60 days.

(56)	Does not include shares underlying 2,271 options that will not vest within 60 days.

(57)	Does not include shares underlying 8,666 options that will not vest within 60 days.

(58)	Does not include shares underlying 6,247 options that will not vest within 60 days.

(59)	Does not include shares underlying 11,926 options that will not vest within 60 days.

(60)	This figure represents 11,751 shares of common stock and 16,263 shares of common stock underlying options. It does not include shares underlying 7,327 options that will not vest within 60 days.

(61)	Does not include shares underlying 4,034 options that will not vest within 60 days.

(62)	Does not include shares underlying 4,674 options that will not vest within 60 days.

(63)	Does not include shares underlying 1,496 options that will not vest within 60 days.

(64)	Does not include shares underlying 4,756 options that will not vest within 60 days.

(65)	Does not include shares underlying 13,673 options that will not vest within 60 days.

(66)	Does not include shares underlying 4,764 options that will not vest within 60 days.

(67)	Does not include shares underlying 10,663 options that will not vest within 60 days.

(68)	Does not include shares underlying 3,786 options that will not vest within 60 days.

(69)	Does not include shares underlying 3,689 options that will not vest within 60 days.

(70)	Does not include shares underlying 2,083 options that will not vest within 60 days.

PLAN OF DISTRIBUTION

Timing of Sales

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the common shares covered by this prospectus.

Offering Price

The sales price offered by the selling stockholders to the public may be:

1.	the market price prevailing at the time of sale;

2.	a price related to such prevailing market price; or

3.	such other price as the selling shareholders determine from time to time.

Manner of Sale

The common shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	in transactions to cover short sales;

6.	privately negotiated transactions; or

7.	in a combination of any of the above methods.

The selling shareholders may sell their common shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common shares. Brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling shareholders, or, if any such broker-dealer acts as agent for the purchaser of common shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling shareholder to sell a specified number of common shares at a stipulated price per common share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the selling shareholder.

Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the common shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling shareholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the sale of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular we will advise the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of common shares in the market and to the activities of the selling shareholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling shareholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling shareholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "institutional accredited investors." The term "institutional accredited investor" refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $15,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

We are authorized to issue up to 200,000,000 shares of common stock, $0.001 par value.  As of April 30, 2010, there were 19,668,835 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK

We are authorized to issue up to 10,000,000 shares of Preferred Stock, $0.001 par value. The 10,000,000 shares of Preferred Stock authorized are undesignated as to preferences, privileges and restrictions. As the shares are issued, the Board of Directors must establish a “series” of the shares to be issued and designate the preferences, privileges and restrictions applicable to that series.

The Company filed the Certificate of Designations with the State of Delaware on December 19, 2008.  The Certificate of Designations designates 10,000 shares of the Company’s preferred stock as Series B Convertible Preferred Stock.  The Preferred Stock has a stated value of $1,000 and has a conversion price of $.75 per share.  The Preferred Stock does not pay interest.  The holders of the Preferred Stock are not entitled to receive dividends unless the Company’s Board of Directors declared a dividend for holders of the Company’s common stock and then the dividend shall be equal to the amount that such holder would have been entitled to receive if the holder converted its Preferred Stock into shares of the Company’s common stock.  Each share of Preferred Stock has voting rights equal to (i) the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock at such time (determined without regard to the shares of Common Stock so issuable upon such conversion in respect of accrued and unpaid dividends on such share of Preferred Stock) when the Preferred Stock votes together with the Company’s Common Stock or any other class or series of stock of the Company and (ii) one vote per share of Preferred Stock when such vote is not covered by the immediately preceding clause. In the event of a liquidation, dissolution, or winding up of the Company, the Preferred Stock is entitled to receive liquidation preference before the Common Stock. The Company may at its option redeem the Preferred Stock by providing the required notice to the holders of the Preferred Stock and paying an amount equal to $1,000 multiplied by the number of shares for all of such holder’s shares of outstanding Preferred Stock to be redeemed. As of April 30, 2010, there were 5,739 shares of Preferred Stock issued.

This prospectus covers the resale by shareholders of shares of common stock, issuable upon the exercise of options of the above-referenced common stock.

LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York

EXPERTS

The financial statements incorporated by reference in the prospectus have been audited by Eisner LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report included in our annual report on Form 10-K for the year ended December 31, 2009, and are incorporated in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference certain of our publicly-filed documents into this prospectus, which means that such information is considered part of this prospectus.  Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

•	Reference is made to the Registrant’s annual report on Form 10-K for the period ending December 31, 2009, as filed with the SEC on March 25, 2010, which is hereby incorporated by reference.

•	Reference is made to Registrant's Current Reports filed on Form 8-K filed with the SEC on February 5, 2010, March 9, 2010, and May 6, 2010, each which is hereby incorporated by reference.

•
Reference is made to the description of the Registrant's common stock as contained in its Registration Statement on Form S-1/A, filed with the Commission on February 7, 2008, including all amendments and reports filed with the Commission for the purpose of updating such description, which is hereby incorporated by reference.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents.  Written or oral requests for such copies should be directed to Andrew Sculley, our Chief Executive Officer.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended and restated, is to eliminate our rights and our shareholders’ (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our Bylaws also provide that the Board of Directors may also authorize the company to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION AVAILABLE TO YOU

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC.  Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC.  We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees.  You can call the SEC at 1-800-732-0330 for further information about the public reference room.  We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov.  No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

The following documents filed with the SEC are incorporated herein by reference:

•	Reference is made to the Registrant’s annual report on Form 10-K for the period ending December 31, 2009, as filed with the SEC on March 25, 2010, which is hereby incorporated by reference.

•	Reference is made to Registrant's Current Reports filed on Form 8-K filed with the SEC on February 5, 2010, March 9, 2010, and May 6, 2010, each which is hereby incorporated by reference.

•
Reference is made to the description of the Registrant's common stock as contained in its Registration Statement on Form S-1/A, filed with the Commission on February 7, 2008, including all amendments and reports filed with the Commission for the purpose of updating such description, which is hereby incorporated by reference.

Item 4.  Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Certificate of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended and restated, is to eliminate our rights and our shareholders’ (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our Bylaws also provide that the Board of Directors may also authorize the company to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT NUMBER	EXHIBIT

5.1	Opinion of Sichenzia Ross Friedman Ference LLP.

23.1	Consent of Sichenzia Ross Friedman Ference LLP is contained in Exhibit 5.1.

23.2	Consent of Eisner LLP.

99.1	Amended and Restated 2003 Employee Stock Option Plan, as filed with the SEC on September 1, 2005, as filed in the Registrant’s Definitive Proxy Statement, incorporated herein by reference.

99.2	2008 Incentive Stock Plan filed with the SEC in the Registrant’s Form S-8 filed on January 27, 2009, incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), and (1)(ii) do not apply if the Registration Statement is on Form S-8 and if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),  (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bellevue, WA on May 14, 2010:

EMAGIN CORPORATION

By:	/s/ Andrew Sculley
Andrew Sculley
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Paul Campbell
Paul Campbell
Chief Financial Officer (Principal Financial and Accounting Officer)

Each person whose signature appears below constitutes and appoints Andrew Sculley and Paul Campbell his true and lawful attorneys-in-fact and agent with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Andrew Sculley	Chief Executive Officer	May 14, 2010
Andrew Sculley	(Principal Executive Officer)

/s/ Paul Campbell	Chief Financial Officer	May 14, 2010
Paul Campbell	(Principal Financial and Accounting Officer)

/s/ Adm. Thomas Paulsen	Chairman of the Board, Director	May 14, 2010
Adm. Thomas Paulsen

/s/ Claude Charles	Director	May 14, 2010
Claude Charles

/s/ Paul Cronson	Director	May 14, 2010
Paul Cronson

/s/ Irwin Engelman	Director	May 14, 2010
Irwin Engelman

	Director	May 14, 2010
Dr. Jacob Goldman

	Director	May 14, 2010
Brig. Gen. Stephen Seay